EXHIBIT 10.3

CONFIDENTIAL PORTIONS OMITTED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEWCO 2, LLC

DATED JUNE 11, 2009

i

ARTICLE VII BUDGETS AND BUSINESS PLANS		22
7.01.	Business Plans and Budgets	22
7.02.	Approval by the Members’ Committee	22
7.03.	Default Budget	22
7.04.	Default Business Plan	22

ARTICLE VIII CERTAIN REPRESENTATIONS, WARRANTIES, AND COVENANTS		23
8.01.	Authorization	23
8.02.	Absence of Conflict	23
8.03.	Certain Covenants	23
8.04.	Restricted Transfer of the Company Interest	23

ARTICLE IX DISSOLUTION		24
9.01.	Dissolution	24
9.02.	Liquidation	24

ARTICLE X FORCE MAJEURE		25

ARTICLE XI LIABILITY AND INSURANCE		26
11.01.	Liability	26
11.02.	Insurance	26

ARTICLE XII GENERAL PROVISIONS		26
12.01.	No Publicity or Advertisement Without Prior Consultation	26
12.02.	Severability	26
12.03.	Article and Section Headings, Schedules and Exhibits	26
12.04.	Counterparts	26
12.05.	Gender and Number	27
12.06.	Expenses	27
12.07.	Notices	27
12.08.	No Third Party Beneficiaries	28
12.09.	Governing Law; Arbitration	28
12.10.	Modifications, Amendments or Waivers	28
12.11.	Assignment, Successors and Assigns	28
12.12.	Joint Preparation	29
12.13.	Entire Agreement; Termination of Prior Agreement	29
12.14.	Further Assurances	29
12.15.	Security Disclosures and Public Announcements	29
12.16.	Confidentiality	29
12.17.	Bankruptcy	30
12.18.	Survival	30

ii

This LIMITED LIABILITY COMPANY AGREEMENT of Newco 2, LLC (the “Company”) is made and entered into as of June 11, 2009 by and between The Nielsen Company (US) LLC, a New York limited liability company, having offices at 770 Broadway, New York, New York 10003 (“Nielsen”), and Digimarc Corporation, a Delaware corporation, with offices at 9405 SW Gemini Drive, Beaverton, Oregon 97008 (“Digimarc”).

INTRODUCTION

Whereas, Nielsen and Digimarc have entered into an agreement executed on November 27, 2007 with an effective date of October 1, 2007, (the “Prior Agreement”), said Prior Agreement including terms and conditions under which Digimarc provided Digimarc Services for Nielsen, and granted to Nielsen certain licenses under Digimarc patents;

Whereas, under the Prior Agreement, Nielsen had certain rights to terminate the Prior Agreement at the end of the second year or subsequently during the term thereof, upon the satisfaction of certain conditions;

Whereas, for good and valuable consideration, Nielsen and Digimarc have agreed to expand and extend their relationship and supersede the Prior Agreement by entering into this Agreement and contemporaneously entering into the Patent License Agreement and the Agreement with Newco 1, LLC of even date herewith.

NOW, THEREFORE, for good and valuable consideration as stated herein, the parties hereby agree as follows.

ARTICLE I
DEFINITIONS

The following terms have the following meanings when used in this Agreement, unless the context expressly or by necessary implication otherwise requires:

“Agreement” shall mean this Limited Liability Company Agreement.

“Affiliate” of a specified Person shall mean a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  For purposes of this definition the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means directly or indirectly owning equity securities (or other ownership interests) representing more than fifty percent (50%) of the voting power of all the outstanding equity securities of such specified Person.  That Person is an Affiliate with the Person specified only for so long as such “control” of  or being “controlled by” the Person specified exists.

“Approved Budget” shall mean an annual budget, expressed in terms of net cash flow (including revenue, operating and capital expenses) approved by the Members’ Committee in accordance with Sections 7.01 and 7.02 hereof.

“Approved Business Plan” shall mean a two-year business plan approved by the Members’ Committee in accordance with Sections 7.01 and 7.02 hereof.

“Assets” of a Person shall mean all of that Person’s properties and assets (real, personal or mixed, tangible or intangible), unless otherwise specified.

“Business” shall have the meaning described in Section 2.02 hereof.

“Capital Account” shall have the meaning described in Section  6.03(a) hereof.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof, as filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Chairman of the Members Committee” shall mean Itzhak Fisher, Global Product Leadership, or any other designee of Nielsen, for so long as Nielsen maintains an interest of at least 25% in the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Newco 2, LLC, the Delaware limited liability company the Members form by entering into this Agreement.

“Company Data License” means the Company’s then standard form of license agreement (substantially similar to the Nielsen Data License) for any Company Data Services provided to Nielsen during the Term, provided that there shall be no payment by Nielsen to the Company in connection therewith.

“Company Data Services” means data related to [**] generated by the Company Products, including [**].

“Company Products” means any business, product or service developed and marketed by the Company that combines Digimarc Licensed IP and Nielsen Licensed IP as authorized by this Agreement or otherwise approved by the Members Committee.

“[**]” means a product that: (a) [**]; (b) [**]; and (c) includes all software, hardware and other networked components required to achieve (a) and (b).

“Default Budget” shall have the meaning described in Section 7.03 hereof.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.

“Digimarc” shall have the meaning set forth in the opening paragraph of the Agreement.

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Digimarc Licensed IP” shall mean the Digimarc Licensed Patents and the Digimarc technology as reasonably required for the commercialization, development and marketing by Company of Company Products within the scope of the Business.

“Digimarc Licensed Patents” shall mean all patents (including extensions, reissues, re-examinations, substitutions, renewals or equivalents of any of the foregoing, and moral and economic rights of inventors in any of the foregoing), other than the Excluded Patents, throughout the world, including industrial and utility models, industrial designs, typeface design patents and registrations, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any governmental agency or other authority:

(a) issued or issuing on patent applications (including all provisional applications, priority, continuations, divisionals, continuations-in-part and counterparts thereof); and

(b) under which patents or the patent applications therefor Digimarc or any of its Affiliates has as of the Effective Date, or thereafter obtains, the right to a grant license to the Company within the scope granted herein, without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Digimarc or any of its Affiliates to third parties (except for payments among Digimarc and its Affiliates and payments to third parties for inventions made by said third parties while employed by Digimarc or any of its Affiliates).

Digimarc Licensed Patents shall include (other than the Excluded Patents) all patent applications throughout the world (including all provisional applications, priority, continuations, divisionals, continuations-in-part and counterparts thereof) that satisfy part (b) of this definition, and all patents issuing therefrom (including extensions, reissues, re-examinations, substitutions, renewals or equivalents of any of the foregoing), and moral and economic rights of inventors in any of the foregoing.

“Digimarc Products and Services” means those products and services described in the Form 10-K filed by Digimarc with the U.S. Securities and Exchange Commission (“SEC”) most recently prior to the Effective Date.

“Effective Date” of this Agreement is July 1, 2009.

“Excluded Patents” shall mean those Digimarc patents listed in Schedule 5.02 attached hereto.

“Excluded Scope” shall have the meaning set forth in Section 2.03 hereof.

“Financial Statements” shall mean a balance sheet of the Company and related statements of operations and cash flows, as of the end of each month, quarter or year, as the case may be, and for the corresponding period then ended.

“Force Majeure” shall mean any event or condition, not existing as of the Effective Date, not reasonably foreseeable as of such date and not reasonably within the control of either Member, which prevents, in whole or in material part, the performance by a Member of its obligations under this Agreement, other than an obligation on the part of a Member to make any payment hereunder.  Without limiting the generality of the foregoing, the following shall constitute events or conditions of Force Majeure: state or governmental action, riots, war, acts of terrorism, sabotage, strikes, lock-outs, prolonged shortage of energy or other supplies, fire, flood, hurricanes, earthquakes, lightning, and explosion.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Indebtedness” shall mean (a) indebtedness for borrowed money, (b) obligations (as lessee or guarantor) to pay rent under a lease of real or personal property which is required by GAAP to be capitalized on a balance sheet of the Company prepared in accordance with the provisions of this Agreement, (c) purchase money obligations, and (d) any extension, refinancing or modification of any of the foregoing.

“Interest” means the limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“IRS” shall have the meaning described in Section 6.09(a) hereof.

“Judicial Review” shall have the meaning described in Section 6.06(b)(i) hereof.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, directive or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Management” shall mean the President and other officers of the Company appointed in accordance with the provisions of Section 4.02 hereof.

“[**]” means Nielsen Products and Services involving [**].

“Members” means Digimarc and Nielsen and any other Person added as a member of the Company from time to time.

“Members’ Committee” shall mean that Committee which is created according to the provisions of Section 4.01 hereof.

“Nielsen Data License” means Nielsen’s then standard form of license agreement for any Nielsen Data Services provided to the Company during the Term, provided that there shall be no payment by the Company to Nielsen in connection therewith.  The current version of such license is attached hereto in Schedule 5.03.

“Nielsen Data Services” means Nielsen Syndicated Research and back-office meta-data [**] pursuant to a Nielsen Data License.

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Nielsen Licensed IP” means the Nielsen Licensed Patents and the Nielsen technology as reasonably required for the commercialization, development and marketing by Company of Company Products within the scope of the Business.

“Nielsen Licensed Patents” shall mean all patents (including extensions, reissues, re-examinations, substitutions, renewals or equivalents of any of the foregoing, and moral and economic rights of inventors in any of the foregoing) throughout the world, including industrial and utility models, industrial designs, typeface design patents and registrations, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any governmental agency or other authority:

(a)  issued or issuing on patent applications (including all provisional applications, priority, continuations, divisionals, continuations-in-part and counterparts thereof); and

(b)   under which patents or the applications therefor Nielsen or any of its Affiliates has as of the Effective Date, or thereafter obtains, the right to grant a license to the Company within the scope granted herein, without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Nielsen or its Affiliates to third parties (except for payments among Nielsen and its Affiliates, and payments to third parties for inventions made by said third parties while employed by Nielsen or any of its Affiliates).

Nielsen Licensed Patents shall include all patent applications throughout the world (including all provisional applications, priority, continuations, divisionals, continuations-in-part and counterparts thereof) that satisfy part (b) of this definition, and all patents issuing therefrom (including extensions, reissues, re-examinations, substitutions, renewals or equivalents of any of the foregoing), and moral and economic rights of inventors in any of the foregoing.

“Nielsen Products and Services” means those products and services [**].

“Nielsen Syndicated Research” means Syndicated published data/reports including access to and use of Nielsen’s market intelligence information and reports (and data underlying reports), in any format then-currently available.

“Percentage Interest” shall mean a Member’s Interest in the Company expressed as a percentage of all Interests.  The initial Percentage Interests shall be forty-nine percent (49%) for Digimarc and fifty-one percent (51%) for Nielsen.

“Person” shall mean any natural person, firm, corporation, limited liability company, partnership, association, trust or similar organization or governmental body.

“President” shall mean the president of the Company appointed in accordance with the provisions of Section 4.02 hereof.

“Representative” shall mean an individual appointed by a Member to the Members’ Committee.

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Sale”, “Sell”, “Offer for Sale”, “Other Transfer”, “Otherwise Transfer” and other forms of such terms with respect to copyrightable materials, such as software products, mean the granting of licenses to use copyrightable materials.

“Subsidiary” of a Person shall mean any corporation, partnership or other entity (“Entity”) in which a party now or hereafter holds, directly or indirectly, ownership of, or the right to vote on behalf of, more than fifty percent (50%) of its voting stock or other voting equity interests, for so long as such ownership or right to vote exists.

“Syndicated” means a report or information that is created for more than one unique client.

“Tax Matters Member” shall have the meaning described in Section 6.06(a) hereof.

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II
BUSINESS PURPOSE AND ACTIVITIES

2.01.                        Place of Business

The principal place of business of the Company shall be New York, New York.  At any time, the Members’ Committee may change the location of the Company’s principal place of business to another location by mutual agreement.

2.02.                        Nature of Business

The Company business shall be to develop and market Company Products outside the Excluded Scope in the following areas and any others the parties may agree (the “Business”):

(a)  [**].   The Company will develop and market [**] as directed by the Members’ Committee.  For the avoidance of doubt, [**] for [**] is not within the scope of the Company Business and is within the Excluded Scope.  All other aspects of [**] are within the scope of the Company Business.

(b)  Other Company Products.  The Company may develop or market other products or services that utilize Digimarc Licensed IP and Nielsen Licensed IP outside the Excluded Scope, as from time to time agreed by the Members Committee and incorporated in the Company’s annual plan and budget.

(c)  No Obligation to Proceed.  Neither the Company nor Nielsen nor Digimarc shall be obligated to develop any product referenced in Section 2.02.

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.03         Excluded Scope

(a)  The Company shall not use, make, have made, develop, market, offer for sale, sell, lease, import, license or otherwise transfer:  (i) any Company Product that competes with Digimarc Products and Services, Nielsen Products and Services or the products or services of “Newco 1, LLC”; or (ii) any Digimarc Licensed IP or Nielsen License IP on a “stand-alone basis,” i.e., in the form of a “naked” resale/license that is not materially embodied in a Company Product.

(b)  Notwithstanding the forgoing, the Company shall not be prohibited from providing [**] to a client in the context of a sales pitch for the Company’s products or services or from reporting to a client about the [**] on behalf of that client.

2.04.        Marketing and Sales to Current Customers of Digimarc or Nielsen

For the purpose of coordinating mutual customer relationships, the Company will [**], as the case may be.  [**].

ARTICLE III
FORMATION AND TERM

3.01.                        Formation

The Members hereby form the Company as a limited liability company under and pursuant to the provisions of the Delaware Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided in this Agreement.  Upon the Effective Date of this Agreement, Nielsen and Digimarc shall be admitted as Members.  The Members hereby designate Robert P. Chamness to file the Certificate of Formation of the Company.  The Members may jointly describe any person as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file any amendments and/or restatements thereof with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

3.02.                        Members’ Interests

As of the date of this Agreement, Nielsen shall own fifty-one percent (51%) of the Company Interests and Digimarc shall own forty-nine percent (49%) of the Company Interests.

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.03.                        Name

The name of the Company is “Newco 2, LLC”, and may be changed by the consent of the Members.  The business of the Company may be conducted under the name of the Company, or under any other name designated by the Members’ Committee.  The Company shall be described as a joint venture of Nielsen and Digimarc.

3.04.                        Term

The Company shall commence as of the date of the filing of the Certificate.  The term of the Company shall continue for a period of twenty-five (25) years from the date hereof, unless terminated earlier in accordance with the provisions of Sections 9.01 hereof.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.

3.05.                        Registered Agent and Office

The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 01980.  At any time, the Members’ Committee may mutually designate another registered agent or registered office.

3.06.                        Title to Assets

Except as otherwise provided in this Agreement, all Assets shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Assets in the Member’s individual name or right.  The Company shall hold all Assets in the name of the Company.

ARTICLE IV
MANAGEMENT OF THE COMPANY

4.01.                        Members’ Committee

(a)   General.  A Members’ Committee shall supervise the activities of the Company and will, among other things, (i) approve the expenditure of funds for Company operations, on a basis consistent with the requirements of the relevant Approved Budget of the Company under Article VII hereof; (ii) approve the hiring and firing of the President and other officers of the Company (subject to 4.02 a below); (iii) attempt to resolve any and all disputes between the Members as to the Company’s operations; (iv) attempt to resolve any and all disputes between the Members concerning licensing or marketing rights issues which arise out of the Company’s operations; and (v) consider and act upon all other material matters which impact upon or affect the operation of the Company.  The authorization and approval of the Members’ Committee shall be a condition precedent to the taking of those actions set forth in Section 4.03 hereof.  The Members’ Committee shall also consider and act upon those other matters which are contemplated by this Agreement as being subject to its consideration or approval.  The Representatives of the Members’ Committee shall act as representatives of the Members.

(b)   Members’ Committee.  Nielsen and Digimarc shall each appoint an equal number of Representatives to the Members’ Committee.  Initially, each Member shall appoint two such Representatives.  The names of each Member’s designated Representatives on the Effective Date are set forth in Schedule 4.01 to this Agreement.  Subsequent appointments of Representatives to the Members’ Committee will be made by written notice to the other Member and each such appointment may be changed by reasonable advance written notice to the other Member(s).  So long as Nielsen continues to own at least 25% of the Company, the meetings of the Members’ Committee shall be chaired by one of the Nielsen Representatives.  The Members’ Committee shall appoint one or more secretaries to keep records of its meetings.  The Chief Financial Officers of Nielsen Product and Digimarc may also attend the meetings of the Members’ Committee as observers.

(c)   Meetings.  The Members’ Committee shall establish its own schedule and location of regular meetings, which shall be held at least on a calendar-quarterly basis.  Special meetings of the Members’ Committee may be called by any two Representatives, shall require no less than five (5) business days advance notice to the other Member, unless waived, and shall be held at a mutually convenient location; provided that in the absence of an agreement on such location, the location will rotate between the head offices of each Member.  Any meeting of the Members’ Committee may be conducted by telephone provided all Representatives wishing to participate are able to listen and speak to one another while the meeting is being conducted.

(d)   One Vote Per Member/Dispute Resolution.  The Representatives of each Member shall each have the right to one vote and all decisions shall be of the Members’ Committee shall be by majority vote, except as set forth in Section 4.03 below.  The Chairman of the Members Committee shall have the power to decide any non Section 4.03 matter for which a majority vote has not been achieved.  With respect to such Section 4.03 matters, in the event that at least three Representatives of the Members’ Committee are unable to resolve an issue within a reasonable time after it arises, either Member may refer the dispute to non-binding mediation under the auspices of the American Arbitration Association of Chicago, Illinois, and if still not resolved within ninety (90) days after the commencement of such mediation, then either party may resort to arbitration in accordance with, and subject to, the provisions of Section 12.09 hereof to resolve such dispute.

(e)   Decisions.  Valid decisions of the Members’ Committee may be taken only at a meeting where both Representatives of each Member are present, in person or by a duly executed proxy (whether in facsimile or other written form) from the other Representatives of such Member and at least one Representative of each Member is present in person or by phone.  Except in the case of previously scheduled regular meetings, The Chairman of the Members Committee shall give the Representatives at least five (5) business days’ written notice prior to the meeting, unless waived.  Decisions may also be made by the Members’ Committee, without a meeting being held, by facsimile or other written instrument which is executed by all Representatives of each Member.

(f)   Invitees.  The President and other Company officers and employees of the Members may attend meetings of the Members’ Committee at the invitation of any Representative.  Such invitees shall not be Members of the Members’ Committee, nor shall they be entitled to vote on matters which come before the Members’ Committee.  The Chairman of the Members’ Committee can excuse such Invitees from the meeting at any time and for any reason, and Invitees shall not attend any portions of the meetings of the Members’ Committee designates as “Executive Sessions”.

4.02.                        Management of the Company

(a)   President.  The Company shall have a President who shall report to the Members’ Committee and shall have, within the guidelines of the Approved Business Plan and Approved Budget, overall responsibility for management of the Company, including specific responsibility for staffing, sales and other similar organizational and product issues.  The President shall not hire or terminate any officer of the Company without the advance written approval of such action by the Members’ Committee.  Any decision to terminate the employment of the President or change the duties or responsibilities of the President shall require the approval of the Members’ Committee.  Digimarc shall designate the President, subject to Nielsen’s approval, which shall not be unreasonably withheld.  The designee shall not have previously been an employee of either Member.

(b)   Other Officers.  The Members’ Committee shall elect and replace officers for such positions as the Members’ Committee may determine from time to time, and such officers shall perform such duties and have such powers as the Members’ Committee may then determine. The officers will manage the day-to-day operations of the Company in a manner consistent with the policies, procedures, budgets, plans and programs ordered or approved by the Members’ Committee consistent with the provisions of this Agreement and the Delaware Act.  Nielsen shall designate the CFO of the Company, subject to Digimarc’s approval, which shall not be unreasonably withheld.  The designee shall not have previously been an employee of either Member.

(c)   Other Employees.  The Company shall be entitled to hire and provide such other employees compensation and benefits as are, in each case, in accordance with the Approved Business Plan and the Approved Budget or the unanimous action of the Members’ Committee.

(d)   Legal Compliance.  The Company shall formulate such policies and procedures as are required for the Company to comply with all laws, regulations and requirements applicable to the Company or the Members, including, without limitation, U.S. federal and state securities laws and the rules and regulations of the SEC and stock exchanges.  In the absence of such specific policies and procedures adopted by the Company, the Members Committee shall determine which policies and procedures shall apply to the Company’s governance and operations.

4.03.                        Prior Approval

No act shall be taken, sum expended, decision made or obligation incurred by or on behalf of the Company with respect to any matter described below unless such proposed action shall have been approved by at least three Representatives of the Members’ Committee:

(a)           subject to Section 4.02 above, hiring or terminating the President or other elected officers and fixing their compensation;

(b)           except for agreements in the ordinary course of  business, entering into, materially modifying, renewing, terminating or canceling any license or other agreement with any Person, other than Digimarc or Nielsen or their respective Affiliates, relating to the Company’s intellectual property rights or proprietary data;

(c)           appointing independent auditors of the Company;

(d)           commencing or settling any lawsuit or claim involving the Company (other than a collection action or payment dispute) involving amounts above $100,000 or non-monetary relief;

(e)           adopting or implementing any plan of dissolution or liquidation, except as provided in Article IX;

(f)            merging or consolidating with or into any Person, or acquiring all or part of another business (whether by acquisition of stock or assets or otherwise) or entering into a cooperative arrangement with another party which is the functional equivalent thereof;

(g)           selling, encumbering, leasing, transferring or otherwise disposing of, in whole or in part, any substantial amount of the Company’s Assets, except in the ordinary course of business of the Company;

(h)           establishing or allowing to exist any Subsidiary of the Company;

(i)            making any investment in, loan to or guaranty of any obligations of any Person;

(j)            any issuance, transfer or other disposition by the Company of any ownership interest therein or of any right to acquire any ownership interest therein, except as set forth in Section 4.04;

(k)           incurring any indebtedness outside of the ordinary course of business as provided in the Approved Budget and the Approved Business Plan and changes thereto, except as set forth in Section 4.04;

(l)            admitting a new Member or creating a new class of Members, except as expressly provided in Section 4.04;

(m)          effecting a bankruptcy, dissolution, liquidation or reorganization of the Company, except as provided in Article IX;

(n)           approval of the Approved Budget and the Approved Business Plan and changes thereto;

(o)           make a change in the nature of the Business, as defined in section 2.02;  or approval of Other Company Products as set forth in Section 2.02(d), other than Company Products developed during the period when the Company continues to be funded by the Members Initial Contributions; and

(p)           transactions with any Member or any Affiliate of any Member.

4.04                           Additional Funding

In addition to the provisions set forth in Article VI, below, if at any time the Annual Budget calls for expenditures that exceed the Company’s cash on hand, either Member may call a meeting of the Members Committee to propose and vote upon any of the following methods to fund or otherwise provide for the Company’s continuing operations:

(i) Incurring indebtedness to a third party or to one or both of the Members.  The amount of such indebtedness shall be repaid prior to any distributions pursuant to Section 6.03, unless the Members otherwise agree;

(ii) Admitting a new Member.   Any required adjustment to existing Members Interest shall be shared equally between Nielsen and Digimarc.

ARTICLE V
RIGHTS TO PATENTS, DATA AND IMPROVEMENTS; ANCILLARY LICENSES

5.01                           Company Rights to Developed Intellectual Property

(a)   Company shall own (and shall use commercially reasonable efforts to ensure that it shall own) all right, title and interest to all materials and intellectual property first conceived or developed in the performance of work by or for Company (including that under any services contract between either Member and the Company) within the field of the Company Business (and for avoidance of doubt, in all events outside of the Excluded Scope), whether conceived or first reduced to practice solely by Company or jointly with one or more of the Members or third parties (“Company IP”), subject to the license granted to Nielsen and Digimarc under Section 5.01(b).

(b)  Company agrees to grant and hereby grants a worldwide, non-exclusive, royalty free, nontransferable, irrevocable right and license under all intellectual property owned or licensable by the Company (including Company IP): (i) to Digimarc and its Affiliates to make, have made, use, offer for sale, sell, import, lease, license and otherwise transfer any product or service:   (x) within the field of Digimarc Products and Services outside of the Company Business; and (y) upon the dissolution of the Company under Article IX, within the field of the Company Business; and (ii) to Nielsen and its Affiliates to make, have made, use, offer for sale, sell, import, lease, license and otherwise transfer any product or service:  (x) within the field of Nielsen Products and Services outside of the Company Business ( including for the avoidance of doubt, [**] for [**]); and (y) upon the dissolution of the Company under Article IX, within the field of the Company Business; provided, further, that in the case of developments that are derivatives of underlying Digimarc Licensed IP or Nielsen Licensed IP licensed to the Company by a party, such license granted under this Section is subject to each party’s underlying rights.

5.02         Digimarc License and Services

(a)  IP License.   Subject to the terms and conditions of this Agreement, Digimarc hereby grants to the Company, as of the Effective Date, a worldwide, non-exclusive, royalty free, nontransferable, irrevocable license under any and all Digimarc Licensed IP as reasonably required for use by or for the Company in the manufacture (by or for), development, marketing, offer for sale, sale, import, lease, license and other transfer to Company customers of Company Products within the scope of the Business.

(b)  Previously Licensed Exclusive Grants.  Notwithstanding the above, the license granted in Subsection (a) is subject to previously licensed exclusive grants by Digimarc in the following fields of use, which are not licensed to the Company:

(i)  domestic or international: driver licenses, passports, national, federal, state or local government identity cards and any other national, federal, state or local government issued credentials;

(ii)  embedding watermarks in [**] in the [**] for the purpose of [**].  For the avoidance of doubt, this does not include embedding watermarks in [**]; and

(iii)  deterring the unauthorized digital reproduction of banknotes.

(c)  No Implied Licenses.  Nothing contained in this Agreement will be construed as conferring by implication, estoppel or otherwise, any license or other right under any patent rights or other industrial or intellectual property rights of Digimarc, except for the license expressly granted herein.

(d)  Services.   As more fully set forth in that certain Service Agreement entered into simultaneously herewith and attached hereto as Schedule 5.02 (d), Digimarc shall provide incidental management support at no cost to the Company and will provide technical and development services within the scope of the Business to the Company as the Members shall determine from time to time.  In the event that Digimarc is retained to provide services to Newco 2, LLC during the periods referenced in Section 5.02 (d) of the Limited Liability Agreement of Newco 1, LLC, the amounts paid by Newco 2, LLC shall be credited against the minimums due under that agreement.

5.03.                        Nielsen Licenses and Services

(a)  Nielsen Support and Data Services.  Nielsen shall provide incidental management support at no cost to the Company and pursuant to the terms and conditions

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

substantially as set forth in the Nielsen Data License in Schedule 5.03, to the extent the provisions of such form of license are not in conflict with the terms of this Agreement, it will also irrevocably provide:

(i) Free access to and use of any Nielsen Data Services as reasonably required for the development and marketing of Company Products within the scope of the Business.  The Nielsen Data Services will be available through the variety of means it is made available to Nielsen’s clients, including desktop based (downloaded to a PC or sent via CD-ROM as delivered to current Nielsen clients) or web based (Nielsen operates several web based report platforms).  Free access by the Company to Nielsen information assets (including Nielsen Data Services) will be via all means accessible to any client.  The free access to specific Nielsen Data Services will be as reasonably required for the operation of any Company Product within the scope of the Business, or for evaluation of any such Company Product, as determined by the reasonable judgment of Company management; and

(ii) Free access to and use of Nielsen Data Services in the formats that they exist in at the time of the delivery to the extent such Nielsen Data Services are reasonably required for the development and marketing of Company Products within the scope of the Business.

With respect to the foregoing, the Company will be a client of Nielsen, but will receive Nielsen Data Services at no cost.  Non-syndicated custom formatted guides and reports shall not be Nielsen Data Services, but may be provided to the Company upon request, at a reasonable market price, or at such other price and on such terms as the parties agree.

(b)  No Implied Licenses.  Nothing contained in this Agreement will be construed as conferring by implication, estoppel or otherwise, any license or other right under any patent rights or other industrial or intellectual property rights of Nielsen, except for the license expressly granted herein.

(c)  IP License.  Subject to the terms and conditions of this Agreement, Nielsen hereby grants to the Company, as of the Effective Date, a worldwide, non-exclusive, royalty free, nontransferable, irrevocable license under any and all Nielsen Licensed IP as reasonably required for use by or for the Company in the manufacture (by or for), development, marketing, offer for sale, sale, import, lease, license and other transfer to Company customers of Company Products within the scope of the Business.

(d)  Services.   Nielsen will provide technical and development services to the Company within the scope of the Business at rates to be agreed upon between the Members, as and to the extent set forth in any Annual Budget or as otherwise agreed pursuant to 4.03 (p).

5.04                           Ability to Grant Licenses

For purposes of certainty, nothing in this Agreement shall limit either Member from granting exclusive licenses outside identified areas of the Company Business and initial business plan as set forth in Section 2.02.  All later business opportunities for the Company are subject to discussion and mutual agreement, including whether exclusivity is commercially reasonable or appropriate.

5.05                           Transitional Services; Real Estate

Any transitional, ongoing, administrative or other services and real estate arrangements of the Company shall be provided in accordance with the Approved Business Plan and the Approved Budget.

5.06.                        Company License and Services

(a)  Company Data Services.  Pursuant to the terms set forth in the Company Data License, the Company will irrevocably provide to Nielsen:

(i) Free access to and use of any Company Data Services as reasonably required for the development and marketing of Nielsen Products and Services.  Free access by Nielsen to the Company information assets (including Company Data Services) will be via all means accessible to any client.  The free access to specific Company Data Services will be as reasonably required for the operation of any Nielsen Products and Services; and

(ii) Free access to and use of Company Data Services in the formats that they exist in at the time of the delivery.

With respect to the foregoing, Nielsen will be a client of the Company, but will receive Company Data Services at no cost.

(b)  Marketing.  Nielsen may market [**] products on terms to be agreed upon by the Members.

ARTICLE VI
FUNDING, ALLOCATIONS, DISTRIBUTIONS AND CAPITAL ACCOUNTS

6.01.                        Funding; Capital Contributions

(a)   The Initial Capital Contribution of each Member shall be an aggregate of $2,800,000 in quarterly installments as follows:

Date	Amount

July 1, 2009	$200,000

October 1, 2009	$200,000

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

January 1, 2010	$300,000

April 1, 2010	$300,000

July 1, 2010	$300,000

October 1, 2010	$300,000

January 1, 2011	$300,000

April 1, 20211	$300,000

July 1, 2011	$300,000

October 1, 2011	$300,000

6.02.                        Fiscal Year

The fiscal year of the Company shall be the calendar year.

6.03.                        Distributions to the Members

The Company shall distribute to the Members any of the Company’s cash which, in the judgment of the Members’ Committee, exceeds the minimum cash requirements of the business for a reasonable period of time.  Such excess cash distributions shall be allocated between the Members in accordance with their Percentage Interests.

(a)   Capital Accounts.  The Company shall maintain a capital account for each Member in accordance with Treas. Regs. § 1.704-1(b)(2)(iv) and administrative guidance issued with respect thereto (each such account as so maintained, a “Capital Account”).  The provisions of this Agreement relating to Capital Accounts are intended to comply with such provisions and related provisions issued with respect to section 704 of the Code and shall be interpreted consistently therewith.  The Company shall have the authority to make such adjustments to the Members’ Capital Accounts as may be required to cause the allocations made by the Company to comply with such provisions.

(b)   Adjustments to Capital Accounts.  At least once each taxable year of the Company for United States tax purposes (as determined under Code section 706, a “Fiscal Year”), after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year, the Company shall allocate all profits and losses and items thereof in the following order of priority: (A) First, (1) allocations of nonrecourse deductions shall be allocated among the Members pro rata in proportion to their Percentage Interests under Treas. Regs. § 1.704-2, including, without limitation, Treas. Regs. §§ 1.704-2(e) and 1.704-2(j)(1), (2) allocations of partner nonrecourse deductions attributable to a particular partner nonrecourse liability shall be allocated to the Member who has the economic risk of loss for that liability to the extent required under Treas. Regs. §§ 1.704-2(i) and 1.704-2(j)(1), (3) allocations of income and gain shall be made to Members whose share of partnership minimum gain is reduced to the extent required under Treas. Regs. §§ 1.704-2(f) and 1.704-1(j)(2), (4) allocations of income and gain shall be made to Members whose share of partner nonrecourse debt minimum gain is reduced to the extent required under Treas. Regs. §§ 1.704-2(i)(4) and 1.704-1(j)(2), and (5) a Member who unexpectedly receives an adjustment, allocation, or distribution described in Treas. Regs. § 1.704-1(b)(2)(ii)(d)(4), (5), or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible; and (B) all remaining profits and losses and items thereof shall be allocated to the Members’ Capital Accounts in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account (which may be a positive, negative, or zero balance) shall equal (1) the amount that would be distributed to such Member, determined as if the Company were to sell all of its assets for the section 704(b) Book Value (as defined below) thereof and distribute the proceeds thereof (net of any sales commissions and other similar transaction fees and payments required to be made to creditors) pursuant to the relevant legal documents setting forth such distributions, minus (2) the sum of (a) such Member’s share of the “partnership minimum gain” (as determined under Treas. Regs. §§ 1.704-2(d) and (g)) and “partner nonrecourse debt minimum gain” (as determined under Treas. Regs. § 1.704-2(i)), and (b) the amount, if any, that such Member is obligated (or is deemed for United States tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.  Notwithstanding the preceding provisions of this paragraph, all allocations of gain or loss recognized for Capital Accounting purposes in connection with property contributed by a Member to the Company that, on liquidation of the Company would be distributed to that Member, shall be specially allocated to that Member.

(c)   Code Section 704(c)(1)(A).  Except as provided in the following provisions of this Section 3, each item of taxable income, gain, loss, deduction, or credit shall be allocated in the same manner as its correlative item of “book” items allocated pursuant to Section 2.  In accordance with Code Section 704(c)(1)(A) (and the principles thereof) and Treas. Regs. § 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Regs. § 1.704-1(b)(2)(iv)(f), shall, solely for United States federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for United States federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property.  This Paragraph shall be construed to authorize the Company to utilize only the “traditional method”  described in Treas. Regs. § 1.704-3(b) unless all Members agree otherwise.  Any elections or other decisions relating to such allocations shall be made by the Company.  Allocations pursuant to this Paragraph are solely for United States tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement or otherwise affect the Members’ rights (including, without limitation, rights to distributions) and obligations with respect to the Company.

(d)   Certain Definitions. For purposes of this Agreement: (A) the term “section 704(b) Book Value” means, with respect to any Company property, the Company’s adjusted basis for United States tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Regs. §§ 1.704-1(b)(2)(iv)(d) through (g), provided that on the date of the contribution of an asset to the Company, the section 704(b) Book Value of any asset contributed to the Company shall be equal to the fair market value (as reasonably determined by the Parties) of such asset on the date of such contribution, (B) the term “Treas. Regs.” means

Treasury Regulations issued under the Code, and (C) the term “profits and losses” shall mean the items of profit and loss of the Company (including separately stated items) as computed under Treas. Regs. § 1.704-1(b)(2)(iv).

6.04.                        Certain Other Allocation Rules

(a)   For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by Members’ Committee using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(b)   Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and credit, for any fiscal year or other period, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such year or other period.

(c)   All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

6.05                           Additional Capital Contributions

If and when the Company has used all of the Initial Capital Contribution, the Members Committee may determine that the Company requires additional capital to expand the Business.  The Members Committee shall notify the Members of the required amount and each Member may, but shall not be required to, make a capital contribution in an amount equal to their Percent Interest portion of such required capital.

6.06                           Member’s Failure To Make Capital Contributions

In case either Member (the “Non-Contributing Member”) elects not to make such a capital contribution, then the other Member (the “Other Member”) may elect to exercise one or more of the provisions set forth below.

(a)           The Other Member may withdraw its additional capital contribution in an amount comparable to that which the Noncontributing Member failed to make.

(b)           The Other Member may advance for its own Capital Account (in addition to its pro-rata share of the additional capital contribution), the additional capital contribution requested from the Noncontributing Member.  Thereafter allocations of excess cash distributions, net profits, and net losses, as well as distributions of the Assets and properties of the Company upon termination of this Agreement shall be made to each Member accordance with revised Percentage Interests determined in accordance with aggregate capital contributions made to the Company ignoring any prior return of Initial Capital Contributions or Additional Capital Contributions.

6.07         Accounting Procedures

(a) Accounting Principles.  The books of account of the Company shall be kept and maintained at the principal place of business of the Company, or at such other place or places as shall be determined by the Members’ Committee.  The books of account and the Financial Statements of the Company shall be prepared in accordance with GAAP, consistently applied, which shall be utilized in the preparation of the books of account and Financial Statements of the Company.

(b) Financial Statements.  The Company shall cause Financial Statements to be prepared and furnished to each of the Members, as soon as is practicable after the end of each month, quarter and year, as the case may be, but in no event later than twelve (12) working days after the end of each month or quarter or twenty-five (25) working days after the end of a year.  The Financial Statements shall be prepared in accordance with Section 6.05 (a) hereof, and shall be accompanied by:

(i)   a certificate signed by the president of the Company and the principal financial employee of the company to the effect that the unaudited consolidated financial statements reflect all adjustments necessary to present fairly the financial position, results of operations and cash flows, in the case of Financial Statements relating to any month, or to any of the first three fiscal quarters of each year, or to any full fiscal year for which audited Financial Statements are not requested by either Member pursuant to clause (ii) below; and

(ii)    an independent auditor’s report prepared by a firm of independent certified public accountants approved by the Members’ Committee, in the case of Financial Statements relating to a full fiscal year, if so requested by either Member.  The date that such certification shall be due will be prior to any SEC regulatory filing dates for Digimarc and shall be completed simultaneously with the audit of Digimarc to take advantage of any efficiencies and synergies in preparing for and completing such audits.

The president of the Company and the principal financial employee of the Company responsible for providing accounting services to the Company shall also provide each Member and the Members’ Committee with such other reports relating to the operations of the Company as it may from time to time request. Any audit under subparagraph (i) or (ii) hereof shall be at the Company’s expense.

6.08         Principle Tax Matters

(a)The Members Committee shall designate  the “tax matters partner” of the Company for United States federal income tax purposes (the “Tax Matters Member”).  Pursuant to Section 6223(c) of the Code, upon receipt of notice from the Internal Revenue Service (the “IRS”) of the beginning of an administrative proceeding with respect to the Company, the Tax Matters Member shall furnish the IRS with the name, address and profit interest of each of the Members provided, however, that such information is provided to the Tax Matters Member by the Members.

(b) The Tax Matters Member shall, with the prior approval of the Members’ Committee, be permitted to:

(i) enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of the Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “Tax Audit” and such judicial proceedings being referred to as “Judicial Review”);

(ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “Final Adjustment”) is mailed to the Tax Matters Member, seek Judicial Review of such Final Adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii)   file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for Judicial Review with respect to such request;

(iv)   enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(v)    take any other action on behalf of the Members in connection with any Tax Audit or Judicial Review proceeding.

The Tax Matters Member shall consult with the other Member (that is not the Tax Matters Member) and receive the other Member’s written approval before taking any action pursuant to this Section 6.06(b) and show the other Member the relevant paperwork that such Member requests associated with such action.  In the case of a disagreement between the Tax Matters Member and the other Member, an accounting firm to be selected by the Members’ Committee will resolve such disputes.

The Tax Matters Member shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm or other experts or consultants to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

(c) Unless the Members shall determine that other methods of allocations are required by the Code or applicable Treasury Regulations, each item of income, gain, loss and credit of the Company shall be allocated between the Members in accordance with their Percentage Interests for the fiscal year (or portion thereof) to which the item relates.

6.09         Payment and Withholding of Certain Taxes

(a)  The Company may withhold taxes from distributions to any Member, or otherwise pay taxes on a Member’s allocable share of Company items of income and gain, to the extent permitted by Section 6.12(b) below.  For purposes of this Agreement, any amount of taxes so paid or withheld with respect to any Member shall be deemed to be a distribution to such Member and shall reduce the applicable amount otherwise distributable to such Member and, as necessary, the next distributions to be made to that Member, pursuant to this Agreement.

(b)  Notwithstanding anything to the contrary herein, to the extent that the Company is required, pursuant to any applicable law, (i) to pay tax (including estimated tax) on a Member’s allocable share of Company items of income or gain, whether or not distributed, or (ii) to withhold and pay over to the tax authorities any portion of a distribution otherwise distributable to a Member, the Company may withhold and pay over such tax or such withheld amount to the tax authorities, and such amount shall be treated as a distribution to such Member at the time it is paid to the tax authorities.

6. 10        Organizational Expenses

The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Section 709 of the Code and the regulations promulgated thereunder.

6.11         Classification

The Company will file information returns in a manner consistent with treatment of the Company as a partnership for United States federal income tax purposes and will not elect to be treated as a corporation for United States federal income tax purposes.

ARTICLE VII

BUDGETS AND BUSINESS PLANS

7.01.                        Business Plans and Budgets

(a)   Prior to the 15th of November of each year, commencing in November, 2009, the President, on behalf of the Company, shall submit to the Members’ Committee for its review and comment a preliminary two-year combined business plan commencing with the following year, which is proposed for the Company. Within ten (10) business days thereof, the Members’ Committee shall provide its response to the President and a final business plan shall be submitted by December 1st and approved by the Members’ Committee by January 1st of the following year.

(b)   On or before the 15th of November of each year, commencing in November 2009, the Company shall submit to the Members’ Committee for its review and comment a preliminary budget which is proposed for the Company for the following two (2) years.  Within ten (10) business days thereof, the Members’ Committee shall provide its response to the President and a final budget for the following two (2) years shall be submitted by December 15th, and approved by the Members’ Committee by January 1st of the following year. Approval by the Members’ Committee

7.02.                        Approval by The Members Committee

If approved by the Members’ Committee in accordance with the terms of Section 7.01 hereof, the proposed two-year business plan shall become the Approved Business Plan for the applicable three-year (or shorter) period, and the proposed budget for the following two (2) years shall become the Approved Budget for the applicable two (2) year (or shorter) period under Section 7.01(b) hereof.

7.03                           Default Budget

In the event that the Members’ Committee fails to approve a budget for any two (2) year period pursuant to Sections 7.01 and 7.02 hereof, then the Approved Budget for the next ensuing year shall be the budget for the second year of the two (2) year period as was contemplated within the then effective Approved Budget (for the avoidance of doubt, 2010 being the second year of the initial Approved Budget) and if the two (2) year period covered by the most recent Approved Budget expires and no further budget is approved by the Members’ Committee, there shall be a Default Budget (as defined below) for the next ensuing year.  The default budget (a “Default Budget”) shall be equal to the annualized operating expenditures of the Company for the most recent three months.

7.04                           Default Business Plan

In the event a two-year business plan which is submitted to the Members’ Committee shall not be adopted pursuant to Sections 7.01 and 7.02 hereof, the Approved Business Plan which is then in effect shall continue to be the Approved Business Plan of the Company, except that the projected budget contained therein for any relevant year shall be deemed to have been superseded by the Approved Budget or Default Budget, as applicable, for such year.  If the most recent Approved Business Plan expires and no further business plan is approved by the Members’ Committee, then the Company shall continue operating on a basis consistent with the last year of the most recent Approved Business Plan.

ARTICLE VIII
CERTAIN REPRESENTATIONS, WARRANTIES, AND COVENANTS

8.01.                        Authorization

Each Member represents and warrants to the other Member that it has taken all action necessary for the authorization, execution, delivery and performance by it of this Agreement, and that when this Agreement is executed, it will constitute its valid and binding obligation in accordance with its terms.  Each Member represents and warrants it has all necessary corporate and other power with respect to the foregoing.

8.02.                        Absence of Conflict

Each Member represents and warrants to the other Member that neither the execution, delivery or performance of this Agreement, or any patent or other License Agreements executed contemporaneously herewith, or any other Related Agreements being executed and delivered simultaneously herewith to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor the fulfillment of or compliance with the terms and conditions hereof or thereof, will (nor with the giving of notice or lapse of time would) (a) conflict with its Certificate of Incorporation, Bylaws or other instrument pursuant to which it is organized, as amended or restated and as currently in effect or (b) result in a breach of or constitute a default under or conflict with any material contract, agreement or instrument to which it is a party or by which it or any of its Assets are bound (including, without limitation, any agreements with any banks or other lenders to which either Member or any of its Affiliates are a party or subject), or (c) violate any law, rule or regulation applicable to it or any of its Assets.  Any third party, governmental or administrative consents or approvals which are required in connection with the foregoing have been obtained and are in full force and effect.

8.03.                        Certain Covenants

Each Member covenants and agrees to use commercially reasonable efforts to cause the Company to abide by the provisions of Section 2.03 and 4.03 hereof.

8.04.                        Restricted Transfer of the Company Interest

A Member may not, without the prior written consent of the other Member, sell, assign, encumber or otherwise transfer (directly or indirectly, through one or more transactions, and whether voluntary, involuntary, by operation of law or otherwise) its Interest in the Company or any part thereof to any Person. Notwithstanding the previous sentence, either Member may transfer its Interest: (i) by operation of law, pursuant to a merger, consolidation, reorganization, statutory conversion, amalgamation or similar corporate transaction; or (ii) in connection with a sale or other transfer of all or substantially all of its assets or business; or (iii)

upon receiving the written consent of the other Member, which consent shall not be unreasonably withheld, to an Affiliate which is wholly owned by, or which wholly owns, such Member.  It shall be a condition precedent to any transfer that the transferee agrees in writing to be bound by the terms of this Agreement.  Any transfer that is not made in strict compliance with the terms of this Section 8.04 shall be null and void.

ARTICLE IX
DISSOLUTION

9.01.                        Dissolution

(a)   Dissolution by Mutual Agreement.  The Members may dissolve the Company at any time by execution of a written agreement signed by a duly authorized officer of each Member stating that the Members wish to terminate this Agreement and setting forth terms for the disposition or allocation of the assets, liabilities and rights and obligations of the Company.

(b)   Dissolution By Either Member.  Either Member shall have the right to initiate proceedings to dissolve the Company if:

(i)  the other party fails to make the Initial Capital Contribution; or

(ii)  the Company fails to have sufficient cash to meet its financial obligations as they become due in the ordinary course; provided, that the Member initiating such proceedings must be in compliance with its obligation to make its Initial Capital Contribution and any other Capital Contribution agreed to by the Members; or

(iii)  the Company is in material breach of the provisions of 2.03 or 4.03 hereof, and has not cured the material breach in a reasonable time after receipt of notice by the Member initiating such proceedings; or

(iv)  by the later of December 31 2013 or [**] years following the [**], the Company is no longer solvent or is not generating at least [**] dollars of annualized revenues from unrelated entities.

9.02.                        Liquidation

(a)           Upon the dissolution of the Company, the Members’ Committee shall seek to resolve all issues of ownership, separation and distribution of Company assets, to make settlement and payment of all Company obligations, and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner.  If the Members’ Committee cannot reach such an agreement, they shall appoint a Person to act as liquidator to wind up the Company.  The liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner.  All proceeds from liquidation and any remaining funds or assets of the Company shall be distributed in the following order of priority:  (i) to the payment of debts and

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

liabilities of the Company (including, to the extent permitted by the Act, debts of the Company that are owed to a Member) and the expenses of liquidation; (ii) to the setting up of such reserves (including, cash escrow accounts) as the liquidator may reasonably deem necessary for any contingent liabilities of the Company; and (iii) by distribution of cash or property (at the election of each Member), to the Members in accordance with their Percentage Interests.

(b)           If a Member elects to take its distribution in cash, and sufficient cash is not available to make the full cash distribution to each Member, the liquidator shall sell at fair market value Company property as necessary to make such distribution in cash.  The other Members may purchase the property sold at its fair market value.

(c)           The distribution of cash or property to the Members in accordance with the provisions of this Section 9.02 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective Interests and all Company property.  In the event that any Member’s Capital Account balance is a negative amount after all allocations to such account in accordance with Article VI and distributions in accordance with Section 9.02(a), such Member shall have no obligation to contribute any amount to the Company as a result of such negative Capital Account; provided, however, that this provision shall not override any obligation of a Member to make a Capital Contribution under Section 6.01.

(d)           Any distributions to the Members pursuant to this Section 9.02 shall be made in accordance with the time requirements set forth in Treasury Regulation section 1.704-1(b)(2)(ii)(b)(2).

ARTICLE X
FORCE MAJEURE

A Member whose performance hereunder is prevented by an event or condition of Force Majeure, upon providing written notice to the other Member of such event or condition, shall be excused from performance to the extent such event or condition prevents its performance, provided that the Member so affected shall use reasonable efforts to avoid or remove the cause of nonperformance and shall continue performance hereunder immediately upon the removal of such causes.

ARTICLE XI
LIABILITY AND INSURANCE

11.01.                  Liability

To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

11.02.                  Insurance

The Company shall purchase and maintain directors’ and officers’ errors and omissions insurance, to the extent and in such amounts as the Members’ Committee shall, in its discretion, deem reasonable.

ARTICLE XII
GENERAL PROVISIONS

12.01.                  No Publicity or Advertisement Without Prior Consultation

Except after consultation with the other parties to this Agreement, none of the Members or the Company shall, and each of the parties shall use its reasonable efforts to assure that none of its officers, directors, employees, agents or advisors shall, publicize, advertise, announce or describe to any governmental entity or other third person the terms of this Agreement, the parties hereto or the transactions contemplated hereby, except as it believes in good faith to be required by applicable law, regulation, or stock market rules or as permitted pursuant to this Agreement.

12.02.                  Severability

Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision hereof invalid, illegal or unenforceable in any other jurisdiction.

12.03.                  Article and Section Headings, Schedules and Exhibits

The Article and Section headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.  Schedules and Exhibits referred to in this Agreement are an integral part of this Agreement.

12.04.                  Counterparts

This Agreement and any documents executed pursuant hereto may be executed in any number of counterparts, each one of which shall be an original and all of which shall constitute one and the same document.

12.05.                  Gender and Number

In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural include one another.

12.06.                  Expenses

Unless otherwise provided in this Agreement, the parties shall each bear their own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all fees and expenses of counsel).

12.07.                  Notices

All notices given pursuant to this Agreement shall be in writing and be personally delivered or mailed with postage prepaid, by registered or certified mail, return receipt requested to the address set forth below or such other address as a party may from time to time specify in writing to the other party.  If so mailed and also sent by telegram or facsimile machine, the notice will conclusively be deemed to have been received on the business day next occurring 48 hours after the latest to occur of such mailing and telegraphic or facsimile communication; otherwise, no notice shall be deemed given until it actually arrives at the address in question.  The addressees to which notices are initially to be sent are as follows:

(a)   If to Digimarc:

Digimarc Corporation
9405 SW Gemini Drive

Beaverton, Oregon 97008
Attention: Bruce Davis, CEO

with a copy to Robert Chamness, Chief Legal Officer and Secretary

Facsimile No.:  (503) 469-4771

If to Nielsen:

The Nielsen Company (US) LLC

770 Broadway

New York, NY 10003

Attention: Itzhak Fisher, Global Product Leadership

with a copy to the Chief Legal Officer

Facsimile No.: (646) 654-8318

12.08.                  No Third Party Beneficiaries

No employee of the Company (or his/her spouse or beneficiary), or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder.  This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors.  Notwithstanding any other provisions to the contrary except with respect to such successors, it is not intended and shall not be construed for the benefit of any third party or any Person not a signatory hereto.  In no event shall this Agreement constitute a third party beneficiary contract.

12.09.                  Governing Law; Arbitration

This Agreement is governed by, and is to be construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the conflict of law principles thereof.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Unless otherwise agreed in writing by the parties, the arbitration panel shall have no authority to amend or contravene this Agreement, to expand or otherwise modify the scope of the Business of the Company or to make any award or finding contrary to the provisions of an applicable Approved Budget or Approved Business Plan.  The prevailing party in the arbitration shall be entitled to recoup its reasonable attorneys fees from the other party as part of any judgment entered. Judgment on the award may be entered in any court having jurisdiction thereof.

12.10.                  Modifications, Amendments or Waivers

Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by a duly authorized executive officer of each Member.

12.11.                  Assignment, Successors and Assigns

Except as set forth in Section 8.04 hereof, without the other Member’s prior written consent, this Agreement and the rights and obligations hereunder shall not be assignable by any Member.  This Agreement and the rights and obligations hereunder shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties hereto.  Notwithstanding anything to the contrary in this Agreement, in the event that either party assigns this Agreement and the rights and obligations hereunder to an unrelated third party, such that the assigning party ceases to function or exist as a separate business entity, the rights and license granted to the Company under either Member’s Licensed Patents in this Agreement shall include only those patents and patent applications that were part of the definition of that Member’s Licensed Patents prior to the date of such assignment and having an effective filing date prior to the date of such assignment (including reissues, reexaminations, continuations, divisionals, continuations-in-part, extensions,  substitutions, renewals, foreign counterparts and equivalents thereof) and patents issuing therefrom and patents claiming priority to such patents or patent applications having an effective filing date prior to the date of such assignment.  For the avoidance of doubt, no patents of any entity that acquires either Party after the Effective Date are within the definition of Digimarc Licensed Patents or Nielsen Licensed Patents.

12.12.                  Joint Preparation

This Agreement has been jointly prepared by the Members and the provisions of this Agreement shall not be construed more strictly against any Member as a result of its participation in such preparation.

12.13.                  Entire Agreement; Termination of Prior Agreement

This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the Members with respect to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the Members with respect to the subject matter hereof.

12.14.                  Further Assurances

Each Member shall fully and faithfully carry out all its respective agreements and covenants expressly set forth in this Agreement.  Each of the Members agrees to execute, acknowledge and deliver such additional documents and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of this Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

12.15.                  Securities Disclosures and Public Announcements

Disclosure of this Agreement, the financial impact of this Agreement and related transactions on the parties, and the terms and conditions of this Agreement (both in summary form and through exhibit filings) may be required under SEC regulations, stock market rules, or any other laws.  Members may rely in good faith on advice of counsel when determining whether such disclosure is required.  Except as recited above and in Section 12.01, no Member will make public announcements nor issue press releases relating to this Agreement without the prior written consent of the other Member(s), which consent will not be unreasonably withheld.

12.16.                  Confidentiality

Subject to Section 12.15, each party agrees that it will treat any provisions of this Agreement not required to be publically disclosed as confidential and will handle confidential information of the other party in a manner consistent with the policies and practices of that party for handling its own confidential information and in no case with less than a reasonable standard of care.  Notwithstanding the foregoing, either party may provide a copy of this Agreement to a third party considering in good faith a bona fide transaction as contemplated in Sections 8.04 or 12.11, provided that such third party agrees in writing to be bound to a confidentiality agreement customary to such transactions and prohibiting use of its knowledge of this Agreement or its provisions for any competitive purpose.  If the entire Agreement is terminated, the obligations set out in this Section will extend for a period of five (5) years from this termination date.

12.17.                  Bankruptcy

Any intellectual property licenses and rights granted hereunder or pursuant hereto are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (“Code”) licenses of “intellectual property”, as defined under the Code.  Notwithstanding any provision contained herein to the contrary, if a party is under any proceeding under the Code and the trustee in bankruptcy of that party, or that party as a debtor in possession, rightfully elects to reject this Agreement, then the other party pursuant to the relevant portions of Section 365(n) of the Code may retain any and all of such other party’s licenses and rights hereunder to the maximum extent permitted by law.

12.18.                  Survival

Any rights and obligations which by their nature (or explicit statement) survive and continue after any expiration or termination of this Agreement will survive and continue and will bind the parties and their successors and assigns, until such obligations are fulfilled.  For avoidance of doubt, upon expiration or termination of this Agreement, the provisions of Sections 2.03, 2.04, 3.06, 5.01, 5.02, 5.03, 5.04, 8.04, 9.01, 12.07, 12.08, 12.09, 12.11, 12.16, and 12.17 will survive and remain in effect until fulfilled.

IN WITNESS WHEREOF, the members hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

DIGIMARC CORPORATION

By:	/s/ Bruce Davis
Name: Bruce Davis
Its: Chief Executive Officer

THE NIELSEN COMPANY (US) LLC

By:	/s/ Itzhak Fisher
Name: Itzhak Fisher
Its: Global Product Leadership

Schedule 4.01

Members’ Committee

Digimarc Representatives:

1. Bruce Davis

2. Robert Chamness

Nielsen Representatives:

1. Itzhak Fisher

2.  Bruce Haymes

Schedule 5.02

Excluded Patents

Patent No./Serial No.	Title

USPN [**]	[**]

USPN [**] (a continuation of USPN [**])	[**]

USPN [**]	[**]

USPN [**]	[**]

and any reissues, continuations, continuations-in-part, divisionals, extensions, re-examinations, substitutions, renewals and foreign counterparts and equivalents of those patents.

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 5.02 (d)

Services Agreement

Unless otherwise determined by the Members’ Committee, the terms and conditions of that Service Agreement set forth in Schedule 5.02 (d) of the Limited Liability Company Agreement of Newco 1, LLC shall also govern any services provided or performed under under this Newco 2, LLC Agreement.

Schedule 5.02 (d)

DEVELOPMENT SERVICES AGREEMENT

This is a Development Services Agreement (the “Agreement”) between Digimarc Corporation, a Delaware corporation, having a place of business at 9405 SW Gemini Drive, Beaverton, Oregon 97008, and its subsidiaries (“Digimarc”), and [Newco 1, LLC], a Delaware limited liability company, having a place of business at 9405 SW Gemini Drive, Beaverton, 97008 (“Newco 1”).

For good and valuable consideration as stated herein, the parties hereby agree as follows:

This Agreement is entered into contemporaneously with, and appended as a schedule to, the Limited Liability Company Agreement of [Newco 1, LLC].

The effective date of this Agreement is July 1, 2009 (“Effective Date”).

Definitions of terms defined in the Limited Liability Company Agreement of [Newco 1, LLC] are not repeated here.

1.               IP Ownership and License Grants.

1.1.          Technology and Patents Developed Pursuant to Development Services Agreement.  Ownership and licensing of intellectual property shall be consistent with section 5.01 of the Limited Liability Company Agreement of [Newco 1, LLC] with respect to the Digimarc Services provided for herein.

2.               Digimarc Services.

2.1.          Authorized Services.  Digimarc will perform services for Newco 1 relating to the development of Newco 1 products and services (the “Digimarc Services”), including research, development, engineering, quality assurance, market research and development, strategic planning, strategy development, business development, project management, reporting, and such other services or activities as will be determined from time to time by the management of Newco 1 and the Members’ Committee of Newco 1.  Digimarc will perform the Digimarc Services in good faith and with a reasonable standard of quality, but in no event with a standard of quality less than that Digimarc employs for services Digimarc performs for itself.  The Digimarc Services shall not include any time or labor spent by Digimarc in its own strategic planning or the management of its own organization, outside of the management of the specific activities to be conducted as part of such Services.

2.2.          Annual Work Plan.  The particular Digimarc Services to be performed and expenditures to be made by Digimarc shall be set forth in an annual work plan and budget (the “Annual Work Plan”) as adopted and approved by the management of Newco 1.  The parties shall mutually agree upon a process for determining the Annual Work Plan consistent with the Approved Budget and Approved Business Plan process of and for Newco 1.  The Annual Work Plan shall state reasonable and specific objectives to be met by Digimarc, and which shall take into account Newco 1’s strategic goals and operational experience, Digimarc’s resources and capabilities to assist Newco 1 in achieving those goals, and the market conditions then prevailing.  The parties shall also mutually agree upon an informal process for change management and for resolving disputes concerning determination of the Annual Work Plan.  In all events, Digimarc shall make resources available in each year covered by a timely submitted and reasonable Annual Work Plan (a “Plan Year”) sufficient to perform the Digimarc Services identified in the Annual Work Plan.  The first Plan Year for the rest of 2009 will begin on July 1, 2009, prior to completion of the Annual Work Plan, based upon a short statement of work to be agreed upon by the parties.  The Annual Work Plan for 2010 will be determined as soon as practicable thereafter, and no later than December 31, 2009.  Successive Annual Work Plans shall be determined no later than ninety (90) days prior to the beginning of each subsequent Plan Year.  If Digimarc reasonably believes that any requested changes to the Annual Work Plan will result in additional expenditures exceeding those approved by Newco 1 in the Annual Work Plan, it shall so inform Newco 1.  If Newco 1 and Digimarc agree to the requested changes and such additional expenditures, they shall amend the Annual Work Plan to reflect such changes.  Unless the Members’ Committee of Newco 1 authorizes such additional expenditures in writing, Newco 1 shall not be obligated to pay for Digimarc Services in excess of the larger of (a) the amount set forth in the Annual Work Plan (including as amended pursuant to the preceding sentence) or (b) the Service Minimum Fee (as defined below).

2.3.          Quarterly Reporting and Review.  Within thirty (30) days following the end of each quarter during each Plan Year, Digimarc shall provide reports stating its progress in achieving the objectives set forth in the Annual Work Plan, and describing in detail the Digimarc Services performed and expenditures made in that quarter.  The parties shall mutually agree upon a process for a joint quarterly review of Digimarc’s progress in achieving the objectives set forth in the Annual Work Plan, and for considering any changes that either Newco 1 or Digimarc may propose to the Annual Work Plan.

2.4.          Minimum Service Fees.  Subject to any termination of its obligation to engage Digimarc to perform the Digimarc Services, Newco 1 shall pay, in equal quarterly payments as set forth below, the following minimum annual amounts for Digimarc Services in each Plan Year (the “Minimum Service Fees”):

Annual Work Plan Period	Plan Year 2009	Plan Year 2010	Plan Year 2011

Minimum Fees	$1.13 million	$2.80 million	$2.74 million

In the event that Digimarc is retained to provide development services to [Newco 2, LLC] during the term of this Agreement, the amounts paid by [Newco 2, LLC] shall be credited against the minimums set forth above.  Quarterly payments of such fees, including Minimum Service Fees, will be due and payable to Digimarc only for those quarters in which Digimarc performs Digimarc Services in accordance with a timely submitted and reasonable Annual Work Plan, at such levels as would be sufficient to generate the Minimum Service Fees as set forth above; or if Newco 1 fails to timely submit a reasonable Annual Work Plan, in which Digimarc was ready, willing and able to perform such level of Digimarc Services.  Quarterly Minimum Service Fee payments are due and payable to Digimarc on the first day of each quarter in which the Digimarc Services are to be provided.  Minimum Service Fees do not include any hardware, equipment or software purchased on behalf of Newco 1 by Digimarc.  Hardware, equipment or software will only be purchased on behalf of Newco 1 by Digimarc upon written approval by Newco 1 and will be charged back to Newco 1 with no markup.

2.5.          Labor Rates.  Labor rates charged for Digimarc Services will be as shown in Appendix A.  The labor rates will be increased on January 1 of each year based on the report used by Digimarc for evaluating annual labor rates for similar project work, reflecting an determination of average rates of wage and benefits cost inflation, and may otherwise be adjusted by mutual agreement of the parties. The Members shall have an opportunity to review the aforementioned labor report prior to implementation of any annual labor rate adjustments.

2.6.          Digimarc Services Payment Schedule and Invoice.  Digimarc shall furnish an invoice to Newco 1 following each quarter of any Plan Year.  The invoice shall be accompanied by an itemization of the Digimarc Services actually performed in that quarter, including an identification of individual timekeepers, their respective hours and rates, and the nature of the work performed by them with reference to the objectives of the Annual Work Plan.  The invoice shall also be accompanied by an itemization of those out-of-pocket expenditures reasonably incurred by Digimarc in performing the Digimarc Services, reimbursement of which shall be included in the Minimum Service Fees.  Within thirty (30) days of receipt of such invoice, Newco 1 shall pay for Digimarc Services actually performed by Digimarc in accordance with the then-current Annual Work Plan in that quarter to the extent that the Digimarc Services actually performed by Digimarc within that Plan Year to date, as reflected in the cumulative quarterly invoices for that Plan Year, exceed the Minimum Service Fees owed for that Plan Year cumulatively to date.  If the amount of Digimarc Services actually performed and invoiced in that quarter, when added to the amount of Digimarc Services actually performed and invoiced in prior quarters of that Plan Year, is less than the Minimum Service Fees owed for that Plan Year cumulatively to date, Newco 1 shall [**].

2.7.          Audit Rights.  For a period of three (3) years following the end of any Plan Year, or until resolution of a dispute concerning the accuracy of the invoices or quarterly reports for a particular Plan Year arising within that three-year period, Newco 1 (and its designated agents) shall have the right to inspect and examine Digimarc’s books and records relating to the Digimarc Services, including time records and activity logs, for the purpose of determining whether Digimarc’s invoices and quarterly reports for that Plan Year are accurate; provided, however, that Digimarc may redact such documents to

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

preserve the confidentiality of Digimarc proprietary information that is not necessary to verify the accuracy of the invoices or quarterly reports.  Any such inspection and examination will take place upon reasonable prior written notice to Digimarc, during regular business hours and no more than once a year.  Digimarc shall promptly refund to Newco 1 any amount that the audit shows was overpaid by Newco 1 in that Plan Year per the Agreement and, if the overpayment is greater than 5% of the total payment for that Plan Year, Digimarc shall also pay the reasonable out-of-pocket costs of the inspection and examination.

2.8.          Newco 1 Commitment of Resources.   Newco 1 shall use its commercially reasonable efforts to develop and support its products and services, including the commitment of a reasonable amount of marketing, financial and organizational resources.  In furtherance of those efforts, Newco 1 shall prepare an Annual Work Plan for the development and support of the Newco 1 products and services business, shall invite Digimarc to advise and contribute to the formation of such plan, and shall share such plan with Digimarc.   The Members’ Committee shall review the Annual Work Plan at each quarterly meeting and make whatever changes it believes necessary and appropriate for the operation of the Company.

2.9.          Digimarc Opportunity to Bid.   For so long as [**], Newco 1 shall provide Digimarc with a reasonable opportunity to [**].

2.10.        Limitations on Digimarc Services for Other Parties.  For as long as Newco 1 is timely paying Digimarc for Digimarc Services, Digimarc shall not [**].

2.11.        Patent Prosecution.  To the extent that the parties identify potentially patentable inventions arising from the Digimarc Services, with the consent of and pursuant to the direction of the Members’ Committee, the parties will determine how and whether to prosecute a patent for such inventions.

3.              Remedies for Breach.

3.1.          Remedies for Breach.  If either party materially breaches this Agreement, the non-breaching party may, in addition to other remedies at law and in equity, terminate this Agreement.  Prior to terminating this Agreement for breach, the non-breaching party must first give the breaching party written notice specifying in detail the alleged breach.  The breaching party shall then have seventy-five (75) days to cure such breach.

4.              Termination.

The term of this Agreement is through December 31, 2011.

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.              Other Provisions.

5.1.          Confidentiality.  Each party agrees that it will treat confidential information of the other party in a manner consistent with the confidentiality agreement between the parties.  Notwithstanding the foregoing, either party may provide a copy of this Agreement to a third party considering in good faith a bona fide transaction as contemplated in Section 5.2, provided that such third party agrees in writing to be bound to a confidentiality agreement customary to such transactions and prohibiting use of its knowledge of this Agreement or its provisions for any competitive purpose.  Upon request by the disclosing party with respect to specifically identified information, the receiving party will return to the disclosing party or destroy all of the confidential information in the receiving party’s possession or control furnished to it by the disclosing party which the receiving party does not need to retain in order to perform any obligations imposed, or exercise any rights (including rights of ownership) acquired, by this Agreement, and shall certify in writing its return or destruction of such confidential information.  If the receiving party is subject to judicial or governmental proceedings or is subject to government regulations requiring disclosure of confidential information of the disclosing party, then prior to disclosing such information, the receiving party will provide the disclosing party with reasonable prior notice for the disclosing party to seek a protective order for confidential treatment of the confidential information and will only disclose that information that is necessary and required.  If the entire Agreement is terminated, the obligations set out in this Section will extend for a period of [**] years from this termination date, except that the confidential information of the disclosing party that is specifically identified by it as a trade secret will be protected for a period of [**] years.

5.2.            Assignment.  Neither party may assign any of its rights or obligations under this Agreement to any person without the prior written consent of the other, and any such purported assignment shall be null and void from inception; provided, however, that (a) either party may assign all its rights and delegate all its obligations hereunder to a single person without such approval in connection with: (i) a merger, consolidation, reorganization, statutory conversion, amalgamation or similar corporate transaction, or (ii) a sale or other disposition of all or substantially all of its assets in the businesses relating to this Agreement, and (b) Newco 1 may assign all its rights and delegate all its responsibilities to an Affiliate in connection with a restructuring or reorganization of Newco 1.

5.3.          Bankruptcy.  Any intellectual property licenses and rights granted to either party hereunder or pursuant hereto are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (“Code”) licenses of “intellectual property”, as defined under the Code.  Notwithstanding any provision contained herein to

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

the contrary, if a party is under any proceeding under the Code and the trustee in bankruptcy of that party, or that party as a debtor in possession, rightfully elects to reject this Agreement, then the other party pursuant to the relevant portions of Section 365(n) of the Code may retain any and all of such other party’s licenses and rights hereunder to the maximum extent permitted by law.

5.4.          Limitations on Damages.  NEITHER DIGIMARC NOR NEWCO 1 WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, RELIANCE, PUNITIVE OR SPECIAL DAMAGES ARISING UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.5.          Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by New York law.  All matters concerning the interpretation of, or performance under, this Agreement will be resolved in the state or federal courts in New York applying New York law and jurisdiction and venue will be proper in such New York courts.

5.6.          No Waiver.  Each and all of the various rights, powers and remedies of the parties will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of breach of any of the terms of this Agreement.  The exercise or partial exercises of any rights, powers or remedies will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.  In no event will any waiver of any rights hereunder constitute the waiver of such rights in any future instance unless the waiver so specifies in writing.

5.7.          Notices.  All notices of breach or early termination must be made in writing.  Any written notice under this Agreement will be sent by email with a hard copy sent via certified mail, return receipt requested, or by recognized courier service with tracking capabilities.  The notice will be deemed effective as of the earlier of (i) the date of delivery, as evidenced by a delivery receipt or the addressee’s registry, or (ii) five business days after sending notice to the correct address in the authorized manner.  The addresses of the parties, as set forth above, will be used for any such notice unless either party hereafter designates a substitute address in writing in accordance with this provision.

The contacts to address the notices to are:

If to Digimarc:

Digimarc Corporation
9405 S.W. Gemini Drive

Beaverton, Oregon 97008
Attention: Bruce Davis, CEO

with a copy to Robert Chamness, Chief Legal Officer and Secretary

Facsimile No.:  (503) 469-4771

If to Newco 1:

Newco 1, LLC

9405 S.W. Gemini Drive

Beaverton, Oregon 97008
Attention:                                 , CEO

with a copy to the Legal Officer and Secretary

Facsimile No.:  (503) 469-4771

If to Nielsen:

The Nielsen Company (US) LLC

770 Broadway

New York, NY 10036

Attention: Itzhak Fisher, Global Product Leadership

with a copy to the Chief Legal Officer

Facsimile No.: (646) 654-8318

5.8.      Integration.  This Agreement embodies the entire agreement of the parties hereto regarding the subject matter herein, and supersedes and cancels any and all previous negotiations, agreements or commitments with respect to them, including without limitation the terms and conditions under a prior agreement between Digimarc and Nielsen executed on November 27, 2007, with an effective date of October 1, 2007 (the “Prior Agreement”) (including all payment obligations of Nielsen accruing after the Effective Date).

5.9.      Severability.  If any provision of this Agreement is held to be void or unenforceable, the parties agree that such determination will not result in the nullity or unenforceability of the remaining portions of this Agreement.  The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent legally permissible, the economic, business and other purposes of the void or unenforceable provisions and that reflect the intent of the parties when entering into this Agreement.

5.10.      Amendments.  This Agreement may not be modified in any manner except by an instrument in writing duly signed by each of the parties hereto.

5.11.      Construction.  Each party and its counsel have participated fully in the review and revision of this Agreement.  Any rule or construction to the effect that ambiguities are to be resolved against the drafting party will not apply in interpreting this Agreement.

5.12.      No Agency.  Nothing in this Agreement will be construed as creating any agency, partnership or other form of joint enterprise between Digimarc and Newco 1.    Neither party will have authority under this Agreement to contract for or bind the other in any manner whatsoever.

5.13.      Other Documents.  Each party hereto will execute any documents which may be necessary or advisable to carry out or effectuate the foregoing.

5.14.      Survival.  Upon expiration or termination of this Agreement, rights to payment under this Agreement and the provisions set out in Sections 1, 2.4, 2.7, 3.1, 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, and 5.13 will remain in effect.

5.15.      Counterparts.  This Agreement may be executed in separate counterparts, and by facsimile, each of which will be deemed an original, and when executed, separately or together, will constitute a single original instrument, effective in the same manner as if the parties had executed one and the same instrument.

IN WITNESS WHEREOF, the Members’ Committee has adopted this Agreement as part of the Limited Liability Company Agreement of [Newco 1, LLC], to be effective as of the Effective Date.

APPENDIX A:  LABOR RATES (current rates)

Job Classification	Rate
Account Manager	$	[**]
Director	$	[**]
Engineering Manager	$	[**]
Executive	$	[**]
Lawyer	$	[**]
Paralegal	$	[**]
Market Development Manager	$	[**]
Marketing Engineer	$	[**]
Product Manager	$	[**]
Project Director	$	[**]
QA Engineer	$	[**]
R&D Engineer	$	[**]
Software Engineer	$	[**]
Technical Writer	$	[**]
IT Network Support	$	[**]

** CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 5.03

Nielsen Data License

MASTER SERVICES AGREEMENT
BY AND BETWEEN
THE NIELSEN COMPANY (US), INC.
AND
[Name of Client]

This Agreement (“Agreement”), dated as of [effective date of Agreement], between The Nielsen Company (US), Inc., a New York corporation (“Nielsen”), and [Name of Client], a [state/type of organization] (“Client”), governs the provision and use of data, information, technology and related services (“Services”) identified in one or more local service agreements or in a project order for Custom Services (as defined below) (each an “LSA”), entered into by Nielsen and Client and/or their respective affiliates.  “Nielsen” shall mean Nielsen and/or its affiliates and “Client” shall mean Client and/or its affiliates, and in each LSA “Nielsen” shall mean the Nielsen entity providing the Services and “Client” shall mean the Client entity receiving the Services under such LSA.  Each LSA binds only the Nielsen and Client entities which execute the LSA, or on behalf of which the LSA is executed, and does not vest rights in any affiliate that is not a party to such LSA.  This Agreement shall apply to any services provided to Client during the term of this Agreement, whether or not specified in an LSA.

Article 1.                                            Scope of Service

1.1          Services; Ownership and License.  Nielsen shall deliver the Services set forth in each LSA (which may include one or more of the following) for use solely by Client in accordance with this Agreement and such LSA.  The data and information included in Services are referred to as “Nielsen Information”.  Client agrees that:

(a)           “Licensed Services” are services to which Nielsen retains ownership and which Nielsen does not sell but licenses to multiple clients including, among others, media, household panel, retail tracking, online and mobile services and Technology Services (as defined below).  Client is granted a limited, non-exclusive license to use Licensed Services as set forth in this Agreement and any applicable LSA.

(b)           “Custom Services” include BASES and certain customized research Services (not including any Technology Services) and ownership of such Custom Services shall be subject to the terms of the applicable LSA and/or project order.

(c)           “Technology Services” include Internet portals, access and analytic tools, licensed systems, templates and software (including delivery media, manuals, updates and new versions provided by Nielsen), and Client shall maintain, and upgrade if necessary, its hardware, operating systems and third party software consistent with any requirements and/or changes to the Technology Services, and Nielsen shall provide Client with notice of such requirements and/or changes for the operation of Technology Services prior to implementation.

Article 2.                                            Fees and Taxes

2.1          Fees.  Client agrees to pay the fees set forth in each LSA and such fees are due when invoiced and are payable within 30 days of the date of the invoice.  Client agrees to pay interest at 1.5% per month (or, if lower, the maximum legal rate) from the date originally due until payment is received by Nielsen on all amounts thereafter.

2.2          Taxes.  Client is responsible for all value-added, goods and services, sales, use and similar taxes due with respect to the Services.

Article 3.               Use of Services

3.1          Uses and Disclosure of Services.  Client may only use Services internally except as permitted in (a) and (b) below and in an LSA or other written agreement signed by an expressly and duly authorized representative of Nielsen.  Client may:

(a)           in the case of Licensed Services, include “Limited Excerpts” (meaning Nielsen Information that is not of sufficient quantity or quality as to have independent commercial value, as determined by Nielsen in its sole discretion) in annual reports, reports to the financial community and releases to the media for the purpose of corporate image-building or product promotion; and

(b)           in the case of Custom Services, use Nielsen Information (i) in the conduct of its business with partners, suppliers and customers, and (ii) with Nielsen’s prior written consent, in advertising or promotion of Client’s products or services.

Any Nielsen Information that is disclosed must be accurately sourced to Nielsen, be disclosed only to authorized third parties, and not be presented in a misleading manner.

3.2          Uses of References.  Disaggregated data, data dictionaries, reference tools, data methodologies, data attributes/characteristics and flat files are referred to as “References” and may only be used internally unless disclosure to a third party is authorized in writing by Nielsen.

3.3          Restrictions.  Client shall not decompile, reverse engineer, disassemble, sublicense, distribute, dispose of, modify, adapt, translate, or remove any proprietary or copyright legend from any Service or Nielsen Information.

3.4          Third Parties.  Client may furnish Nielsen Information to third parties (such as consultants and third party processors) retained by Client for use solely on behalf of Client provided that, prior to accessing such Nielsen Information, the third party shall have entered into Nielsen’s then standard form of agreement for such third party, as determined by Nielsen in its sole discretion.  At its discretion, Nielsen may decline to enter into such agreement or grant a particular third party access or rights to Nielsen Information, and Nielsen reserves the right to charge for such access.  Nielsen is not responsible for the accuracy of information produced by such third party from Nielsen Information.

3.5          Legal Proceedings.  No Services or Nielsen Information may be used in any legal or administrative proceeding.  If such use is compelled by legal process, Client shall promptly give Nielsen advance written notice and, before such use, obtain confidentiality agreements, protective orders and evidentiary stipulations acceptable to Nielsen and shall limit the use to the minimum necessary to comply with such legal requirement.

Article 4.                                            Changes to Services and Charges

4.1          Changes to Service.  Nielsen may, from time to time, in its sole discretion, make changes to any Service or portion thereof including, without limitation, formats, schedules, specifications and/or techniques.

4.2          Charges.  In the event of a change to a Service, Nielsen may, upon 30 days’ prior written notice, adjust the fees for such Service.  Such fee change shall become effective on the date stated in Nielsen’s notice unless, within 15 days after such notice, Client notifies Nielsen in writing of its refusal to accept the fee change, in which event the applicable Service to Client shall terminate as of the effective date of the change; provided, however, that Nielsen may, in its sole discretion, elect to rescind the fee change, in which case the Service to Client, as changed, shall continue as provided in the applicable LSA.

Article 5.                                            Warranties, Limitation of Liability, Exclusive Remedy and Indemnification

5.1          Disclaimer of Warranties.  Client recognizes that Nielsen Information represents Nielsen’s opinion based on its analysis of data and information, including data from sample households and other sources that may not be under Nielsen’s control, and that Nielsen cannot guarantee the accuracy of Nielsen Information.  Without limiting the foregoing, NIELSEN DISCLAIMS, AND CLIENT HEREBY WAIVES, ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, TO CLIENT OR TO ANY THIRD PARTY, CONCERNING THE SERVICES AND NIELSEN INFORMATION PROVIDED HEREUNDER OR UNDER AN LSA INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  The foregoing disclaimer shall not act as or constitute an admission by Nielsen that any Services or Nielsen Information constitute goods, commodities or tangible personal property under applicable law.

5.2          Limitation of Nielsen’s Liability; Exclusive Remedies.  Nielsen will give a pro rata refund of fees paid for any Nielsen Information for such period of time as it fails to provide the Nielsen Information and will use reasonable efforts to correct material errors Client identifies in Nielsen Information.  Nielsen will not be liable, in contract, tort (including negligence) or otherwise, for any loss, expense or damage of any kind including, without limitation, special, incidental or consequential damages, due to any failure to provide any Service or resulting from any errors or inaccuracies in the Nielsen Information or from the use by Client or others of any Service or Nielsen Information.  UNLESS OTHERWISE PROHIBITED BY APPLICABLE LAW, NIELSEN SHALL NOT BE LIABLE FOR ANY CLAIM BROUGHT AFTER THE SHORTER OF 1 YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED OR MORE THAN 2

YEARS AFTER THE TERMINATION OF THIS AGREEMENT OR THE APPLICABLE LSA.  THESE REMEDIES ARE EXCLUSIVE.

5.3          Indemnity.  Client agrees to indemnify and hold Nielsen harmless from and against all claims, damages, loss or expenses (including attorneys’ fees) arising, directly or indirectly, from (i) Client’s permitted disclosure pursuant to paragraph 3.1 or an LSA or (ii) Client’s disclosure or use of the Services or Nielsen Information contrary to the terms of this Agreement or an LSA.

Article 6.                                            Term, Suspension and Termination

6.1          Term.  Unless terminated in accordance with the terms hereof, this Agreement, licenses and the Services rendered hereunder shall commence on the date hereof and shall remain in effect for so long as any LSA remains in full force and effect.

6.2          Return of Materials upon Termination.  Upon termination or expiration of this Agreement or any LSA, (i) Client shall discontinue use of and return to Nielsen all Licensed Services and Technology Services and the Nielsen Information, including References provided thereunder, and (ii) all rights and licenses granted to Client to use such Services shall cease and terminate immediately.  In lieu of return, Client may remove Nielsen Services from its systems and records, destroy tangible forms thereof, and certify such removal/destruction in a written form satisfactory to Nielsen.

6.3          Partial Termination of Services Due To Third Party Activity.  Certain Services are based on data or information from third parties and Nielsen may discontinue furnishing a Service or any portion thereof to the extent any such third party data or information ceases to be available to Nielsen for any reason.

6.4          Suspension of Services.  The provision of Services or licenses, or any portion thereof, may be suspended by Nielsen at any time in the event that Client fails to perform its payment or other obligations set forth herein or in an LSA.  Such suspension of Service shall not suspend or otherwise affect Client’s payment obligations set forth herein or in an LSA.

6.5          Termination by Nielsen.  This Agreement and any LSA and any or all of the Services or licenses provided hereunder or under an LSA may be terminated by Nielsen on any date specified by Nielsen (i) if Client has failed to perform any one or more of its payment or other obligations hereunder, (ii) if Nielsen is or will become unable for any reason beyond its control to perform its obligations hereunder, or (iii) if Nielsen is terminating such Service to all clients then subscribing to a class of such Service.

Article 7.               General Provisions

7.1          Survival.  The rights and obligations of Nielsen and Client set forth in Articles 2, 3, and 5 and Sections 6.2, 7.6 and 7.8 shall survive the termination of this Agreement or of any LSA.

7.2          Force Majeure.  In the event either party is delayed in or prevented from performing any act required hereunder due to failure of any communication system or on- or off-line computing equipment, labor troubles, inability to procure materials, governmental or judicial orders, acts of God, acts of terrorism, weather conditions, third party interference or other similar reason beyond its control, then performance of such act shall be excused for the period of such delay; provided, however, that Client’s obligation to make any payment pursuant to this Agreement or an LSA shall not be excused for more than ten (10) days.

7.3          Independent Contractor Relationship.  The parties to this Agreement are independent contractors and neither shall have authority to bind or obligate the other.

7.4          Notices.  Any notice or request given hereunder shall be in writing and deemed given on the date received when delivered personally or by internationally recognized delivery service (i) if to Nielsen at The Nielsen Company (US), Inc., 770 Broadway, New York, NY 10003, Attention:  Chief Executive Officer, with a copy to the same address, Attention:  Chief Legal Officer; and (ii) if to Client at [Client Name, Address], Attention:  [Chief Executive Officer/General Counsel).

7.5          Assignment.  This Agreement is for the benefit of and binding on the parties and their successors and assigns.  Subject to the prior written consent of Nielsen, Client may assign its rights under this Agreement to a successor to all or substantially all of the business of Client, provided all obligations of Client are assumed by the assignee and documentation satisfactory to Nielsen of such assumption has been delivered to Nielsen.  Nielsen reserves the right to assign its rights to an affiliate of Nielsen or a successor to all or substantially all of the business of Nielsen, and reserves the right to have any Services rendered by such affiliate or successor, after providing notice in writing to Client.

7.6          Injunctive Relief.  Any breach of the use of services provisions of Article 3 of this Agreement or similar provisions in an LSA may cause irreparable harm to Nielsen, for which Nielsen’s remedies at law will not be adequate.  Nielsen shall be entitled to injunctive relief without having to prove irreparable injury, lack of an adequate remedy at law, posting bond or waiving any other rights.

7.7          Entire Agreement; Modification or Amendment; Waiver.  This Agreement together with any LSA contains the entire understanding of the parties with respect to the provision of Services covered by such LSA and supersedes all previous discussions and agreements relating to such Services.  Neither this Agreement nor any LSA may be modified or amended except in a writing executed by the parties.  No waiver by a party of any breach of this Agreement or an LSA shall be deemed a waiver of any prior or subsequent breach.

7.8          Governing Law.  This Agreement shall be governed by the law of the State of Illinois, United States of America, without regard to its choice of law provisions.  The parties agree to the exclusive personal jurisdiction of the State and Federal courts located in Chicago, Illinois for purposes of determining all disputes arising in connection with this Agreement and hereby waive all objections to venue in those courts.  Each LSA shall be governed by the laws of the State of Illinois unless another jurisdiction is specified in such LSA.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized representatives as of the date set forth above.

THE NIELSEN COMPANY (US), INC.	[Name of Client]

By	By

Name:	Name:

Title:	Title: